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                                                              EXHIBIT 99.3


                          RPM, INC. AND SUBSIDIARIES             11
                          --------------------------
                         PART II - OTHER INFORMATION
                         ---------------------------

ITEM 1 -- LEGAL PROCEEDINGS
- - ---------------------------

        With the addition of six newly filed asbestos-related bodily injury lawsuits filed against Bondex International, Inc., a wholly-owned subsidiary of the Company ("Bondex"), there are currently pending against Bondex a total of 300 asbestos-related bodily injury suits filed on behalf of various individuals in various jurisdictions in the United States. All of these lawsuits name numerous other corporate defendants and all allege bodily injury as a result of the exposure to or use of asbestos-containing products. Bondex has denied liability in all pending lawsuits and continues to vigorously defend them.

        As previously reported in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993, the Company has been notified by the U.S. Environmental Protection Agency ("EPA") that it may have liability as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), in connection with the Springfield Township Dump Site, Davisburg, Michigan (the "Springfield Site"). The Company is alleged to be associated with the Springfield Site as well as the Rose Township Site, Rose Township, Michigan (the "Rose Township Site") as a consequence of the disposal of waste originating at Mac-O-Lac Paints, Inc., a former subsidiary of the Company whose assets were sold in February, 1982. The EPA issued a Record of Decision ("ROD") setting forth the preferred remedial action for the Springfield Site which includes removal of volatile organic compond contaminants from soils and groundwater as well as removal of PCB contaminated soils. The Company and other PRPs have organized a steering committee which has engaged in negotiations with the EPA with respect to a proposed Interim Remedial Action Phase involving removal of volatile organic contaminants from soils and groundwater and reimbursement of the EPA for past response costs. The committee has strongly disputed the ROD's requirement for PCB removal and this issue is being reevaluated by the EPA.
The Company and other PRPs have entered into a Consent Order to perform a portion of the remedial design work for a cleanup and to reimburse the EPA for a portion of costs the EPA incurred at the site. The Steering Committee is presently negotiating with EPA regarding the performance of a groundwater cleanup response action. The EPA is expected to issue a Section 106 Administrative Order to the Company and eleven other parties requiring the performance of the groundwater cleanup in accordance with the negotiated work plan. The remaining settlement issues are still under discussion with the EPA. The Company is pursuing the issue of coverage for this matter with its insurance carriers. The Company believes that the ultimate resolution of this matter will not materially affect the Company's finincial position or results of operations.

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                                                                        12
                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
                         PART II - OTHER INFORMATION
                         ---------------------------


ITEM 1.  --  LEGAL PROCEEDINGS - Continued
- - ------------------------------

             Carboline Company, a wholly-owned subsidiary of the Company ("Carboline") has been named by the EPA together with 36 other entities as a PRP under CERCLA in connection with the Powell Road Landfill Site, Huber Heights, Ohio (the "Site"). Carboline is alleged to be associated with the Site as a consequence of disposal of waste originating at its Xenia, Ohio plant. Carboline has joined with other PRPs in a "PRP Organization Agreement" for the purpose of conducting a common response to any claim for removal or response action asserted by the EPA or the State of Ohio or conducting a common defense to any such claim. A remedial investigation ("RI") to evaluate the nature and extent of contamination at the Site and a feasibility study ("FS") of recommended cleanup remedy, prepared by Waste Management, Inc., owner of the Site, have been submitted to the EPA. Following its review of the RI/FS, the EPA has tentatively proposed a more expensive remedy, which will be the subject of future negotiations. The Company believes that the ultimate resolution of this matter will not materially affect the Company's financial position or results of operations.














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                                                                          11


                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                          PART II - OTHER INFORMATION
                          ---------------------------


ITEM 1 -- LEGAL PROCEEDINGS
- - ---------------------------

         Two asbestos-related bodily injury lawsuits which had previously been filed against Bondex International, Inc., a wholly-owned subsidiary of the Company ("Bondex") were dismissed with prejudice as a result of plaintiffs' inability to produce evidence of exposure to or use of any Bondex asbestos-containing product. Further, thirty additional lawsuits which had been filed in IN RE: ASBESTOS PRODUCTS LIABILITY LITIGATION (NO. VI); U.S. District Court, Eastern District of Pennsylvania, Civil Action No. MDL 875, were dismissed without prejudice by Order entered October 15, 1993. All involved allegations of asbestos-related diseases not compensable under current Pennsylvania case law. All of the dismissed cases are subject to reinstatement should the diseases alleged by plaintiffs progress to a compensable status. There are currently pending against Bondex a total of 284 asbestos-related bodily injury suits filed on behalf of various individuals in various jurisdictions in the United States. All of these lawsuits name numerous other corporate defendants and all allege bodily injury as a result of the exposure to or use of asbestos-containing products. Bondex has denied liability in all pending lawsuits and continues to vigorously defend them.

         As previously reported in the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1993, Carboline Company, a wholly-owned subsidiary of the Company ("Carboline") has been named by the U.S. Environmental Protection Agency ("EPA") together with 36 other entities as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERLCA") in connection with the Powell Road Landfill Site, Huber Heights, Ohio (the "Site"). Carboline is alleged to be associated with the Site as a consequence of disposal of waste originating at its Xenia, Ohio plant. Carboline has joined with other PRPs in a "PRP Organization Agreement" for the purpose of conducting a common response to any claim for removal or response action asserted by the EPA or the State of Ohio or conducting a common defense to any such claim. A remedial investigation ("RI") to evaluate the nature and extent of contamination at the Site and a feasibility study ("FS") of recommended cleanup remedy, prepared by Waste Management, Inc., owner of the Site, have been submitted to the EPA. Following its review of the RI/FS, the EPA has tentatively proposed a more expensive remedy, which will be the subject of future negotiations. The PRP group, now totalling 45, has advised the EPA of the PRPs' interest in negotiating an Administrative Order on Consent which would obligate the PRPs to perform a Remedial Design at the Site. Initial discussions with the EPA are scheduled for January, 1994. Based upon Carboline's estimated allocated share of total waste volume at the Site (approximately 0.50 percent) the Company believes that ultimate resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations.
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                                                                          12

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                          PART II - OTHER INFORMATION
                          ---------------------------


ITEM 1 -- LEGAL PROCEEDINGS - Continued
- - ---------------------------

         As previously reported in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993, agreement was reached to settle two adversary proceedings pending against the Company in the bankruptcy proceedings of GEC Industries, Inc. (formerly Gates Engineering Company), a former subsidiary of the Company ("GEC"), Case No. 89-44 in the United States Bankruptcy Court for the District of Delaware. The first proceeding, GEC AND THE WARRANTY CLAIMANTS COMMITTEE V. AMERICAN INTERNATIONAL GROUP, INC., ET AL., Adversary No. 90-64, is a declaratory judgment action against the Company, certain of its subsidiaries and certain of their primary and excess insurers seeking judicial determination of, among other things, the obligations of the insurance carriers and scope of coverage under the insuring agreements with respect to claims asserted against GEC for alleged defective roofing materials manufactured by GEC. The second proceeding, GEC AND THE WARRANTY CLAIMANTS COMMITTEE V. RPM, INC., Adversary No. 90-65, seeks to hold the Company liable for all warranty claims of GEC, based upon allegations that GEC was the alter ego, instrumentality and actual or apparent agent of the Company. The settlement agreement, which involves an aggregate payment of $3 million by the Company and the insurance carriers, was approved by the U.S. Bankruptcy Court by Order entered May 14, 1993. On May 20, 1993, Notice of Appeal from the Order was filed in the U.S. District Court for the District of Delaware; Civil Action No. 93-338 (Bankruptcy No. 89-44), by Jack E. Brown, Trustee in Bankruptcy for Gentges Roofing and Sheet Metal, Inc., a GEC warranty claimant. Appellant Jack
E. Brown subsequently withdrew the appeal which was then dismissed by the U.S. District Court per Order entered September 30, 1993. Stipulations of Dismissal of both adversary proceedings (Adversary Nos. 90-64 and 90-65) were subsequently executed by all parties and filed with the U.S. Bankruptcy Court. Per Order entered January 11, 1994, both adversary proceedings were dismissed with prejudice by the U.S. Bankruptcy Court. This litigation is now ended.

         As previously reported in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993, the Company was named a defendant in a lawsuit captioned GATES ENGINEERING COMPANY, INC., ET AL. V. NOMA INDUSTRIES, LTD., JACK E. BROWN, TRUSTEE IN BANKRUPTCY FOR GENTGES ROOFING & SHEET METAL, INC. V. GATES ENGINEERING COMPANY, INC., ET AL. (including RPM, Inc.) filed August 26, 1987 in the United States District Court for the Western District of Missouri, Central Division, Case No. 86-4053-CV-C-5. In a Third Amended Complaint, Plaintiff Brown included derivative claims against the Company, claims for tortious interference with contract and violation by the Company of the federal RICO statute. The Third Amended Complaint sought $1,394,561.44 in actual damages, $10 million in punitive damages, treble compensatory damages under RICO and further relief. Per Order entered May 26, 1993, the U.S. District Court granted the Company's Motions for
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                                                                           13

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                          PART II - OTHER INFORMATION
                          ---------------------------


ITEM 1 -- LEGAL PROCEEDINGS - Continued
- - ---------------------------

Summary Judgment and dismissed all counts alleging civil conspiracy and violation of the RICO statute. At the commencement of trial on June 7, 1993, all alter-ego claims against the Company, including counts of fraud, negligence and breach of contract, were voluntarily dismissed with prejudice by the plaintiff. On June 9, 1993, the U.S. District Court directed a verdict in favor of the Company on the sole remaining count of tortious interference with contract, and judgment was entered per Order entered June 11, 1993. On July 9, 1993, a Notice of Appeal from the Order entered May 26, 1993 (granting the Company's Motion for Summary Judgment), as well as from the Order entered June 11, 1993 (entering judgment on the directed verdict for the Company), was filed by plaintiff Brown in the U.S. Court of Appeals, Eighth Circuit; Appeal No.
93.2810. In November, 1993, the Company and plaintiff Brown entered into a settlement agreement, (subject to approval of the U.S. Bankruptcy Court for the Western District of Missouri, Central Division), pursuant to which the Company agreed to pay Brown an amount the Company considers insignificant in exchange for Brown's complete dismissal of his appeal pending before the U.S. Eighth Circuit Court of Appeals. On December 27, 1993, the Bankruptcy Court in the GENTGES bankruptcy proceedings entered an Order approving the settlement; however, on December 28, 1993 John D. Gentges, a creditor in the GENTGES bankruptcy proceedings, filed a Notice of Appeal to the U.S. District Court from the Order of the Bankruptcy Court. The Company and plaintiff Brown subsequently filed a Stipulation of Dismissal With Prejudice of plaintiff Brown's appeal pending before the U.S. Eighth Circuit Court of Appeals. Per Order entered January 7, 1994, the stipulation was granted and plaintiff Brown's appeal was dismissed with prejudice. Consequently, the GENTGES appeal to the U.S. District Court is now moot and this litigation is ended.
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                                                                        12

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                          PART II - OTHER INFORMATION
                          ---------------------------

purpose of conducting a common response to any claim for removal or response action asserted by the EPA or the State of Ohio or conducting a common defense to any such claim. Between 1987 and 1991, the owner of the Site, Waste Management, Inc., conducted a remedial investigation ("RI") and feasibility study ("FS") and, in 1991, submitted the RI/FS to EPA. EPA approved the RI in March, 1992 and approved the FS in March, 1993. Based on the RI/FS, EPA issued its Record of Decision in September, 1993, in which it selected the remedy for the cleanup of the Site. The remedy is estimated to cost $20.5 million and take six years to implement. Some of the PRPs, including Carboline, have entered into negotiations with EPA concerning the terms of an Administrative Order on Consent under which the PRPs would prepare the Remedial Design for the selected remedy at the Site. These negotiations are proceeding. Based upon Carboline's estimated allocated share of total waste volume at the Site (approximately 0.50 percent) the Company believes that ultimate resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations.

         In September, 1991, a Petition captioned OUR LADY OF THE LAKE HOSPITAL, INC. VS. CARBOLINE COMPANY, ET AL.; No. 373,498, Division "J", Nineteenth Judicial District Court, Parish of East Baton Rouge, Louisiana, was filed by plaintiff Our Lady of the Lake Hospital, Inc. ("OLOL") against Carboline alleging damages to the structural steel of the hospital it owns and operates in Baton Rouge, Louisiana. The Petition alleged that the damages result from its use of a fireproofing product known as Pyrocrete manufactured and supplied by Carboline and that Pyrocrete is extremely corrosive when applied to structural steel, contains a latent defect, and is defective. The Petition further alleged that Carboline knew of the defects in Pyrocrete and intentionally withheld, concealed, and suppressed this information from OLOL. In October, 1991, OLOL filed a First Amending and Supplemental Petition joining as party defendants Henningson, Durham & Richardson, Inc. ("HDR") (the original architects), Southern Builders, Inc. ("SBI") (the original general contractor) and The Bolton Company ("Bolton") (the original fireproofing subcontractor).
In July, 1992, OLOL dismissed without prejudice HDR and Bolton, and SBI is out of business. Carboline contested liability in the case vigorously, and on July 21, 1992, the trial court signed Judgment sustaining an Exception of Prescription filed on Carboline's behalf and dismissed the suit with prejudice. OLOL appealed the dismissal and also filed in the appellate court a Motion to Remand seeking to have the matter remanded to the trial court on the basis that the July 21, 1992 judgment was allegedly obtained through fraud and concealment. On December 29, 1993, the appellate court vacated the July 21, 1992 judgment and remanded to the trial court for the introduction of further evidence and further proceedings. Carboline's Application for Writs to the Louisiana Supreme Court was denied. OLOL's Application to the Louisiana Supreme Court is presently being briefed. The Petition does not set forth the amount of damages being claimed, and there has been no discovery of the issue of damages. However, in a brief filed in the appellate court, OLOL claimed in it would cost in excess of $20,000,000 to repair the damages.

         In August, 1992, OLOL filed suit against Sun Company, Inc. ("Sun") in OUR LADY OF THE LAKE HOSPITAL, INC. VS. SUN COMPANY, INC.; No. 384,867, Division "I", Nineteenth Judicial District Court, Parish of East Baton Rouge, Louisiana, asserting allegations similar to the allegations in No. 373,498, described above, and seeking to recover alleged damages
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                                                                        13


                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
                          PART II - OTHER INFORMATION
                          ---------------------------

to the structural steel of the OLOL hospital. The suit alleges that the former Carboline Company, a Missouri corporation, ("Carboline Missouri") manufactured and supplied the Pyrocrete to OLOL and thereafter merged with Sun in 1980, with Sun remaining as the surviving corporation responsible for the obligations of Carboline Missouri. On June 29, 1993 OLOL filed a First Supplemental and Amending Petition ("Amended Petition") which added Carboline Missouri and Carboline as additional defendents. The Amended Petition generally alleges that Carboline damaged OLOL through fraud and also breached a contractual obligation of service after the sale. The Amended Petition alleges that OLOL will incur expenses and costs in excess of $20,000,000 to repair the damages.

         Carboline has denied the allegations of both lawsuits and is vigorously contesting them. Carboline's defense has been assumed by First Colonial Insurance Company ("First Colonial"), a wholly-owned insurance subsidiary of the Company. First Colonial is in the process of negotiating a cost-sharing agreement with a group of Carboline's insurers to cover both defense and indemnity relating to the OLOL lawsuits.